Investor Contacts:
Carol K. Nelson, CEO Debra L. Johnson, CFO Cascade Bank 425.339.5500 www.cascadebank.com	NEWS RELEASE

Shareholders of Cascade Financial Approve Merger with Opus Bank

Everett, WA – June 1, 2011 (GLOBE NEWSWIRE) -- Cascade Financial Corporation ("Cascade Financial") (Nasdaq:CASB), the parent company of Cascade Bank, announced today that, at a special meeting of shareholders of Cascade Financial held on Tuesday May 31, 2011, the merger of Cascade Financial and Cascade Bank with and into Opus Bank was approved. A total of 8,339,771 shares, or approximately 67.96% of Cascade Financial’s outstanding common stock, were voted in favor of the merger, approximately 6.55% voted against or abstained, and the remaining shares were not voted. The merger is expected to close in the latter part of June 2011.

“By joining forces with Opus Bank, we will be able to continue to serve our communities and support the economy of the State of Washington,” said Carol K. Nelson, President and CEO. “As part of a strong and well-capitalized, multi-billion dollar community bank, we can continue to have a significant impact on our region's economy. Opus Bank has a clear vision about rebuilding communities and their economies, by providing businesses and entrepreneurs with the lending and other financial services they need to invest in their businesses, increase staffing and grow. Our ‘Real People’ will continue to provide ‘Real Attention’ to customers and our community, consistent with Cascade Bank’s culture and long heritage.”

Once the merger is completed, each share of Cascade Financial’s outstanding common stock will be exchanged for approximately $0.45 cash, subject to the procedures described in the definitive proxy statement, dated April 18, 2011, and the merger agreement dated as of March 3, 2011.

The completion of the transaction is subject to the receipt of regulatory approvals, and the satisfaction or waiver of other customary closing conditions.

About Cascade Financial
Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial, is a state chartered commercial bank headquartered in Everett, Washington. Cascade Bank maintains an "Outstanding" CRA rating and has proudly served the Puget Sound region for over 90 years. Cascade Bank operates 22 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend, Burlington and Edmonds.

About Opus Bank
Opus Bank is an FDIC insured California state-chartered commercial bank with $708.0 million of total assets, $182.0 million of total loans, $293.8 million in total deposits, and $399.9 million of total equity, as of March 31, 2011. Opus Bank provides high value, relationship-based banking products and exceptional service to its clients comprised of small and mid-sized commercial businesses, entrepreneurs, real estate investors, high-net-worth individuals, professionals, and consumers. Opus Bank offers a wide range of loan products, including commercial and industrial, commercial real estate, multifamily residential, jumbo single-family residential, construction, consumer loans, and is a Small Business Administration (“SBA”) Preferred Lender. Opus Bank currently operates banking offices in Los Angeles County, CA located in the communities of Manhattan Beach, Redondo Beach, Rancho Palos Verdes/San Pedro, Rolling Hills Estates, and Torrance, located in Los Angeles County and maintains an executive and administrative office in Irvine, located in Orange County, California.  Opus Bank has announced plans to open new banking offices in Encino, Beverly Hills, and West Los Angeles, located in Los Angeles County; Corona del Mar, Newport Coast, and Irvine, located in Orange County; and La Jolla, located in San Diego County California.

Forward-Looking Statements
This news release contains statements that are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties relating to interest rates, approval and completion of the merger with

Cascade Financial
June1, 2011

Opus Bank, regulatory enforcement actions to which Cascade Financial and Cascade Bank are currently and may in the future be subject, inability to attract and retain deposits, changes in capital classifications, changes in the level of nonperforming assets and charge-offs, and general market risks. For a discussion of certain factors that may cause such forward-looking statements to differ materially from Cascade Financial's actual results, see the company's Annual Report on Form 10-K for the year ended December 31, 2010, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and other reports filed with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Transmitted on GlobeNewswire on June 1, 2011 at 5:00 a.m. PDT.